Exhibit 11.0

                         SPS Transaction Services, Inc.
                  Basic and Diluted Earnings per Common Share
                 Three Months Ended March 31, 1998 and 1997
                   (In thousands, except per share amounts)




                                                        Three Months Ended
                                                             March 31,
                                                        ------------------
                                                          1998       1997
                                                        -------    -------
Net Income                                              $ 9,897    $ 7,391
                                                        =======    =======

BASIC EARNINGS PER COMMON SHARE:

Basic weighted average common shares
outstanding                                              27,249     27,197
                                                        =======    =======

Basic earnings per common share                         $  0.36    $  0.27
                                                        =======    =======

DILUTED EARNINGS PER COMMON SHARE:

Basic weighted average common shares
outstanding                                              27,249     27,197


Diluted effect of stock options                             216        170
                                                        -------    -------
Diluted weighted average common shares
outstanding                                              27,465     27,367
                                                        =======    =======

Diluted earnings per common share                       $  0.36    $  0.27
                                                        =======    =======